EXHIBIT 16

[Arthur Andersen LLP Letterhead]

May 28, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the second paragraph of Item 4 included in the Form 8-K dated May 23, 2002 of BSQUARE CORPORATION, to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/S/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP

Cc:	Mr. James R. Ladd Senior Vice President-Finance & Operations and Chief Financial Officer BSQUARE CORPORATION